EXHIBIT 16.1

LETTER FROM MOQUIST THORVILSON KAUFMANN LLC

August 16, 2013

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 16, 2013, to be filed by our former client, Trailblazer Resources, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ MOQUIST THORVILSON KAUFMANN LLC